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                                  CREDIT AGREEMENT




                             DATED AS OF JUNE 16, 1998

                                       AMONG

                            ADC TELECOMMUNICATIONS, INC.

                         DEUTSCHE BANK AG, NEW YORK BRANCH,
                                     AS AGENT,

                                        AND

                   THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO




                                    ARRANGED BY


                           DEUTSCHE BANK SECURITIES INC.


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

                                  TABLE OF CONTENTS

                                                                                 PAGE

ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.1    Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2    Other Interpretive Provisions. . . . . . . . . . . . . . . . . . . . . 18
     1.3    Accounting Principles. . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE II  THE CREDITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     2.1    Amounts and Terms of Commitments . . . . . . . . . . . . . . . . . . . 20
     2.2    Loan Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     2.3    Procedure for Committed Borrowing. . . . . . . . . . . . . . . . . . . 21
     2.4    Conversion and Continuation Elections for Committed Borrowings . . . . 22
     2.5    Bid Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     2.6    Procedure for Bid Borrowings . . . . . . . . . . . . . . . . . . . . . 23
     2.7    Voluntary Termination or Reduction of Commitments. . . . . . . . . . . 27
     2.8    Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . 27
     2.9    Repayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     2.10   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     2.11   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     2.12   Computation of Fees and Interest . . . . . . . . . . . . . . . . . . . 29
     2.13   Payments by the Borrower . . . . . . . . . . . . . . . . . . . . . . . 30
     2.14   Payments by the Lenders to the Agent . . . . . . . . . . . . . . . . . 30
     2.15   Sharing of Payments, Etc.. . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE III  [RESERVED]. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE IV  TAXES, YIELD PROTECTION AND ILLEGALITY . . . . . . . . . . . . . . . . 32
     4.1    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     4.2    Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     4.3    Increased Costs and Reduction of Return. . . . . . . . . . . . . . . . 34
     4.4    Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     4.5    Inability to Determine Rates . . . . . . . . . . . . . . . . . . . . . 35
     4.6    Certificates of Lenders. . . . . . . . . . . . . . . . . . . . . . . . 36
     4.7    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     4.8    Substitution of Lenders. . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE V  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . . . 36
     5.1    Conditions of Initial Loans. . . . . . . . . . . . . . . . . . . . . . 36
     5.2    Conditions to All Loans. . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE VI  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . 38
     6.1    Corporate Existence and Power. . . . . . . . . . . . . . . . . . . . . 38
     6.2    Corporate Authorization; No Contravention. . . . . . . . . . . . . . . 38
     6.3    Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . 39

                                                                                 PAGE
     6.4    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.5    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.6    No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.7    ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.8    Use of Proceeds; Margin Regulations. . . . . . . . . . . . . . . . . . 40
     6.9    Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . . . 40
     6.10   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     6.11   Financial Condition. . . . . . . . . . . . . . . . . . . . . . . . . . 41
     6.12   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . 41
     6.13   Regulated Entities . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.14   No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . . . 42
     6.15   Copyrights, Patents, Trademarks and Licenses, etc. . . . . . . . . . . 42
     6.16   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.17   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.18   Swap Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     6.19   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE VII  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 43
     7.1    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 43
     7.2    Certificates; Other Information. . . . . . . . . . . . . . . . . . . . 44
     7.3    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     7.4    Preservation of Corporate Existence, Etc . . . . . . . . . . . . . . . 45
     7.5    Maintenance of Property. . . . . . . . . . . . . . . . . . . . . . . . 46
     7.6    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     7.7    Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . 46
     7.8    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . 47
     7.9    Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . . . . . 47
     7.10   Inspection of Property and Books and Records . . . . . . . . . . . . . 47
     7.11   Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     7.12   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     7.13   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     7.14   Year 2000 Compatibility. . . . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE VIII  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . 48
     8.1    Limitation on Liens. . . . . . . . . . . . . . . . . . . . . . . . . . 48
     8.2    Disposition of Assets. . . . . . . . . . . . . . . . . . . . . . . . . 50
     8.3    Consolidations and Mergers . . . . . . . . . . . . . . . . . . . . . . 50
     8.4    Loans and Investments. . . . . . . . . . . . . . . . . . . . . . . . . 50
     8.5    Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . . . . 51
     8.6    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . 52
     8.7    Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     8.8    Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . . . 52
     8.9    Lease Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . 52

                                                                                 PAGE
     8.10   Restricted Payments. . . . . . . . . . . . . . . . . . . . . . . . . . 53
     8.11   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     8.12   Change in Business . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     8.13   Accounting Changes . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     8.14   Negative Pledges, Restrictive Agreements, etc. . . . . . . . . . . . . 53
     8.15   Ability to Amend; Restrictive Agreements . . . . . . . . . . . . . . . 54

ARTICLE IX  FINANCIAL TESTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     9.1    Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     9.2    Funded Debt to EBITDA Ratio. . . . . . . . . . . . . . . . . . . . . . 54
     9.3    EBITDA to Interest Expense Ratio . . . . . . . . . . . . . . . . . . . 54

ARTICLE X  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     10.1   Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     10.2   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     10.3   Rights Not Exclusive . . . . . . . . . . . . . . . . . . . . . . . . . 57

ARTICLE XI  THE AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     11.1   Appointment and Authorization; "Agent\ . . . . . . . . . . . . . . . . 57
     11.2   Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.3   Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.4   Reliance by Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.5   Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     11.6   Credit Decision. . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     11.7   Indemnification of Agent . . . . . . . . . . . . . . . . . . . . . . . 59
     11.8   Agent in Individual Capacity . . . . . . . . . . . . . . . . . . . . . 60
     11.9   Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     11.10  Withholding Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . 60

ARTICLE XII  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
     12.1   Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . 62
     12.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     12.3   No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . . . 63
     12.4   Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     12.5   Borrower Indemnification . . . . . . . . . . . . . . . . . . . . . . . 64
     12.6   Payments Set Aside . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     12.7   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . 65
     12.8   Assignments, Participations, etc . . . . . . . . . . . . . . . . . . . 65
     12.9   Designated Bidders . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     12.10  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     12.11  Set-off. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     12.12  Notification of Addresses, Lending Offices, Etc. . . . . . . . . . . . 68
     12.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68

                                                                                 PAGE
     12.14  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
     12.15  No Third Parties Benefited . . . . . . . . . . . . . . . . . . . . . . 68
     12.16  Governing Law and Jurisdiction . . . . . . . . . . . . . . . . . . . . 68
     12.17  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . 69
     12.18  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 69

SCHEDULES

Schedule 2.1   Commitments
Schedule 6.5   Litigation
Schedule 6.7   ERISA
Schedule 6.11  Permitted Liabilities
Schedule 6.12  Environmental Matters
Schedule 6.16  Subsidiaries and Minority Interests
Schedule 6.17  Insurance Matters
Schedule 8.1   Permitted Liens
Schedule 8.5   Permitted Indebtedness
Schedule 8.8   Contingent Obligations
Schedule 12.2  Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A           Form of Notice of Borrowing
Exhibit B           Form of Notice of Conversion/Continuation
Exhibit C           Form of Compliance Certificate
Exhibit D-1         Form of Legal Opinion of Borrower's General Counsel
Exhibit D-2         Form of Legal Opinion of Borrower's Outside Counsel
Exhibit E           Form of Assignment and Acceptance
Exhibit F           Form of Invitation for Competitive Bids
Exhibit G           Form of Competitive Bid Request
Exhibit H           Form of Competitive Bid
Exhibit I           Form of Commitment Loan Note
Exhibit J           Form of Bid Loan Note
Exhibit K           Form of Designation Agreement

                                  CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of June 16, 1998, among ADC TELECOMMUNICATIONS, INC., a Minnesota corporation (the "BORROWER"), the several financial institutions from time to time party to this Agreement (collectively, the "LENDERS"; and individually, a "LENDER") and Deutsche Bank AG, New York Branch as agent for the Lenders.

     WHEREAS, the Lenders have agreed to make available to the Borrower a revolving credit facility, upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                     ARTICLE I

                                    DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. The following terms have the following meanings:

          "ABSOLUTE RATE" has the meaning specified in SECTION 2.6(c).

          "ABSOLUTE RATE AUCTION" means a solicitation of Competitive Bids setting forth Absolute Rates pursuant to SECTION 2.6.

          "ABSOLUTE RATE BID LOAN" means a Bid Loan that bears interest at a rate determined with reference to the Absolute Rate.

          "ACQUISITION" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

          "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "AGENT" means Deutsche Bank AG, New York Branch in its capacity as agent for the Lenders and the Designated Bidders hereunder, and any successor agent arising under SECTION 11.9.

          "AGENT-RELATED PERSONS" means the Agent, together with its respective Affiliates (including, in the case of Deutsche Bank, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "AGENT'S PAYMENT OFFICE" means the address for payments set forth on
     SCHEDULE 12.2 or such other address as the Agent may from time to time specify.

          "AGREEMENT" means this Credit Agreement, as amended, modified or supplemented from time to time.

          "APPLICABLE MARGIN"

          (a) Prior to receipt by the Agent of a Compliance Certificate for the first fiscal quarter in which the Borrower obtains an S&P Rating and/or a Moody's Rating, as to any LIBOR Rate Committed Loan, or Commitment Fee, as the case may be, means as of any date a margin, measured in basis points per annum, based on the Borrower's Facility Utilization on such date, as follows:

                                            Margin
                                           (bp) for
                                          LIBOR Rate          Margin(bp) for
Facility Utilization                    Committed Loan       Commitment Fee
--------------------                    --------------       --------------
GREATER THAN OR EQUAL TO 0.0% and
  LESS THAN OR EQUAL TO 33.0%                40.0                 12.5

GREATER THAN 33.0% and
  LESS THAN OR EQUAL TO 66.0%                45.0                 15.0

GREATER THAN 66.0%                           50.0                 15.0

     For purposes of the foregoing table:

                    "Facility Utilization" means, for any day, the utilization of the combined Commitments for such day (or if such day is not a Business Day the immediately preceding Business Day) as calculated by the Agent after giving effect to any Borrowings which occur on such date. For purposes hereof, the combined Commitments shall be deemed utilized on any given day to the extent of the aggregate outstanding principal amount of the Committed Loans on such day.

          (b) After receipt by the Agent of a Compliance Certificate for the first fiscal quarter in which the Borrower obtains an S&P Rating and/or a Moody's Rating, as to any LIBOR Rate Committed Loan, or Commitment Fee, as the case may be, means a margin, measured in basis points per annum, based on the Borrower's Pricing Level, as follows:

               Margin (bp) for     Margin(bp) for
Pricing Level  Libor Rate Loan     Commitment Fee
-------------  ----------------    --------------
  Level I            22.5               7.5
  Level II           30.0               10.0
  Level III          37.5               12.5
  Level IV           50.0               15.0
  Level V            62.5               17.5
  Level VI           75.0               25.0
  Level VII          87.5               30.0

For purposes of the foregoing table:

          "Pricing Level I" means that either the S&P Rating or the Moody's Rating are A- or A3, respectively, or higher.

          "Pricing Level II" means that either the S&P Rating or the Moody's Rating are BBB+ and Baa1, respectively, or higher, and both the S&P Rating and the Moody's Rating is lower than A- or A3, respectively.

          "Pricing Level III" means that either the S&P Rating and the Moody's Rating are BBB and Baa2, respectively, or higher, and both the S&P Rating and the Moody's Rating is lower than BBB+ or Baa1, respectively.

          "Pricing Level IV" means that either the S&P Rating or the Moody's Rating are BBB- and Baa3, respectively, or higher, and both the S&P Rating and the Moody's Rating is lower than BBB or Baa2, respectively.

          "Pricing Level V" means that either the S&P Rating and the Moody's Rating are BB+ and Ba1, respectively, or higher, and both the S&P Rating and the Moody's Rating is lower than BBB- or Baa3, respectively.

          "Pricing Level VI" means that either the S&P Rating or the Moody's Rating are BB and Ba2 respectively, or higher, and both the S&P Rating and the Moody's Rating is lower than BB+ or Ba1, respectively.

          "Pricing Level VII" means that either the S&P Rating or the Moody's Rating are BB- and Ba3, respectively, and both the S&P Rating and the Moody's Rating is lower than BB or Ba2, respectively.

          "S&P Rating" means the then current rating (if any) by Standard & Poor's Rating Services Group, a division of The McGraw Hill Companies, Inc. of the long term indebtedness of the Borrower (i.e., the actual or implied corporate rating for long-term unsecured debt). "Moody's Rating" means the then current rating (if any) by Moody's Investor Service of the long-term indebtedness of the

     Borrower (i.e., the actual or implied corporate rating for long-term unsecured debt) (Moody's Investor Service and Standard & Poor's
     Rating Services Group are collectively referred to as the "Rating Agencies"). The Applicable Margin will be adjusted based on the S&P Rating and the Moody's Rating as and when changed. Each basis point (a "bp") corresponds to 0.01% per annum. If either Rating Agency ceases to provide ratings services with respect to the Borrower, then the rating provided by the remaining Rating Agency shall be determinative of the appropriate Pricing Level; provided that if both Rating Agencies cease to provide ratings for the Borrower's long-term indebtedness, Pricing Level V shall apply.

          "ARRANGER" means Deutsche Bank Securities Inc., a Delaware corporation.

          "ASSIGNEE" has the meaning specified in SECTION 12.8(a).

          "ATTORNEY COSTS" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "BANKRUPTCY CODE" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, ET SEQ.).

          "BASE RATE" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Deutsche Bank in New York, New York, as its "prime lending rate". The "prime lending rate" shall mean the rate announced by Deutsche Bank from time to time as its prime lending rate for commercial loans within the United States (but is not intended to be the lowest rate of interest) charged by Deutsche Bank in connection with extensions of credit to debtors. Any change in the "prime lending rate" announced by Deutsche Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

          "BASE RATE COMMITTED LOAN" means a Committed Loan that bears interest based on the Base Rate.

          "BID BORROWING" means a Borrowing hereunder consisting of one or more Bid Loans made to the Borrower on the same day by one or more Lenders or Designated Holders.

          "BID LOAN" means a Loan by a Lender or a Designated Bidder to the Borrower under SECTION 2.5, which may be a LIBOR Rate Bid Loan or an Absolute Rate Bid Loan.

          "BID LOAN LENDER" means, in respect of any Bid Loan, the Lender or Designated Bidder making such Bid Loan to the Borrower.

          "BID LOAN NOTE" has the meaning specified in SECTION 2.2.

          "BORROWER" - see preamble.

          "BORROWING" means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Lenders or (in the case of Bid Borrowings), Designated Bidders under ARTICLE II, and may be a Committed Borrowing or a Bid Borrowing having, other than in the case of Base Rate Loans, the same Interest Period.

          "BORROWING DATE" means any date on which a Borrowing occurs under
     SECTION 2.3.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Committed Loan, means such a day on which dealings are carried on in the applicable London dollar interbank market.

          "CAPITAL ADEQUACY REGULATION" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or institutional lender or of any Person controlling a bank or institutional lender.

          "CERCLA" has the meaning specified in the definition of "Environmental Laws."

          "CHANGE OF CONTROL" of the Borrower means (i) the acquisition by any Person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding for this purpose, the Borrower or its Subsidiaries, or any employee benefit plan of the Borrower or its Subsidiaries which acquires beneficial ownership of voting securities of the Borrower) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of common stock or the combined voting power of the Borrower's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) individuals who, as of the Closing Date, constitute the Board of Directors (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any Person becoming a director subsequent to the Closing Date whose election, or nomination for election by the Borrower's stockholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though such Person were a member of the Incumbent Board; or (iii) approval by the stockholders of the Borrower of a reorganization, merger or consolidation, in each case, with respect to which Persons who were the stockholders of the Borrower immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 25% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Borrower's then outstanding voting securities; or (iv) a liquidation or dissolution of the Borrower (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Borrower.

          "CLOSING DATE" means the date on which all conditions precedent set forth in SECTION 5.1 are satisfied or waived by all Lenders (or, in the case of SECTION 5.1(e), waived by the Person entitled to receive such payment).

          "CODE" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "COMMITTED BORROWING" means a Borrowing hereunder consisting of Committed Loans made on the same day by the Lenders ratably according to their respective Pro Rata Shares and, in the case of LIBOR Rate Committed Loans, having the same Interest Periods.

          "COMMITTED LOAN" means a Loan by a Lender to the Borrower under
     SECTION 2.1, and may be a LIBOR Rate Committed Loan or a Base Rate Committed Loan (each, a "Type" of Committed Loan).

          "COMMITTED LOAN NOTE" has the meaning specified in SECTION 2.2.

          "COMMITMENT", as to each Lender, has the meaning specified in SECTION 2.1.

          "COMPETITIVE BID" means an offer by a Lender or a Designated Bidder to make a Bid Loan in accordance with SECTION 2.6(c).

          "COMPETITIVE BID REQUEST" has the meaning specified in SECTION 2.6(a).

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT C.

          "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person
     (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "GUARANTY OBLIGATION"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

          "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "CONVERSION/CONTINUATION DATE" means any date on which, under SECTION 2.4, the Borrower either: (a) converts Committed Loans of one Type to another Type; or (b) continues as Committed Loans of the same Type, but with a new Interest Period, Committed Loans having Interest Periods expiring on such date.

          "DEFAULT" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "DESIGNATED BIDDER" means an Affiliate of a Lender that is an entity described in clause (i) or (ii) of the definition of "Eligible Assignee" and that has become a party hereto pursuant to SECTION 12.9.

          "DESIGNATION AGREEMENT" means a designation agreement entered into by a Lender and a Designated Bidder and accepted by the Agent, in substantially the form of EXHIBIT K.

          "DEUTSCHE BANK" means Deutsche Bank AG, New York and/or Cayman Islands Branches, each a branch of Deutsche Bank AG, a German banking corporation, and their successors and assignees.

          "DOLLARS", "DOLLARS" and "$" each mean lawful money of the United States.

          "EBITDA" means, for any applicable period, Net Income for such period, plus, to the extent deducted in determining Net Income for such period, the aggregate amount of (i) Interest Expense, (ii) federal, state, local and foreign income taxes and (iii) depletion, depreciation and amortization of tangible and intangible assets.

          "ELIGIBLE ASSIGNEE" means (a) a commercial bank or institutional investor organized under the laws of the United States, any state thereof or any other OECD country, and having a combined capital and surplus of at least $100,000,000, PROVIDED, that any such bank or investor organized under the laws of a non-U.S. jurisdiction shall be exempt from U.S. withholding tax under Sections 1441 or 1442 of the Code as of the date it becomes an Assignee hereunder; or (b) a Person that is primarily engaged in the business of commercial banking or institutional investor and that is
     (i) a Subsidiary of a

     Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary.

          "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower.

          "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

          "ENVIRONMENTAL PERMITS" - see SECTION 6.12(b).

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
     Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under
     Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or

     (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

          "EURODOLLAR RESERVE PERCENTAGE" has the meaning specified in the definition of "LIBOR Rate".

          "EVENT OF DEFAULT" means any of the events or circumstances specified in SECTION 10.1.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "FEE LETTER" has the meaning specified in SECTION 2.11(A).

          "FUNDED DEBT" of a Person means "Indebtedness" of such Person of the types described in CLAUSES (a), (b), (c), and (f) of the definition thereof, together with all Indebtedness of the type described in such clauses secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "FURTHER TAXES" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of incremental amounts payable or paid pursuant to
     SECTION 4.1.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "GUARANTY OBLIGATION" has the meaning specified in the definition of "Contingent Obligation."

          "HAZARDOUS MATERIALS" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

          "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in CLAUSES (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in CLAUSES (a) through
     (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and shall exclude all Indebtedness (or any portion of such Indebtedness) which is non-recourse to the Borrower and its Subsidiaries with respect to the securitization of assets of the Borrower and/or its Subsidiaries.

          "INDEMNIFIED LIABILITIES" has the meaning specified in SECTION 12.5.

          "INDEMNIFIED PERSON" has the meaning specified in SECTION 12.5.

          "INDEPENDENT AUDITOR" has the meaning specified in SECTION 7.1(a).

          "INSOLVENCY PROCEEDING" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "INTEREST EXPENSE" means, for any applicable period, the aggregate consolidated interest expense (both cash and non-cash and determined without regard to original issue discount) of the Borrower and its Subsidiaries for such period PLUS, without duplication, any interest expense which would have accrued during such period if all Indebtedness which existed immediately after the consummation of any merger to which the Borrower is a party or of any Acquisition by the Borrower or its Subsidiaries, in each case, during such period was in existence on the first day of such period, as determined in accordance with GAAP, including, to the extent allocable to interest expense in accordance with GAAP, (i) all other fees paid or owed with respect to the issuance or maintenance of Contingent Obligations (including letters of credit of the Borrower and its Subsidiaries), (ii) net costs or benefits payable under Swap Contracts of the Borrower and its Subsidiaries and (iii) the portion of any payments made in respect of obligations in respect of capitalized leases of the Borrower and its Subsidiaries allocable to interest expense.

          "INTEREST PAYMENT DATE" means, as to any Loan other than a Base Rate Committed Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Committed Loan, the last Business Day of each calendar quarter, PROVIDED, HOWEVER, that (a) if any Interest Period for a LIBOR Rate Committed Loan exceeds three months the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date and (b) as to any Bid Loan, such intervening dates prior to the maturity thereof as may be specified by the Borrower and agreed to by the applicable Bid Loan Lender in the applicable Competitive Bid shall also be Interest Payment Dates.

          "INTEREST PERIOD" means, (a) as to any LIBOR Rate Loan, the period commencing on the Borrowing Date that such Loan is disbursed or (in the case of any LIBOR Rate Committed Loan) on the Conversion/Continuation Date on which such Loan is converted into or continued as a LIBOR Rate Committed Loan, and ending on the date one, two, three or six months thereafter (and any other period that is 12 months or less and is consented to by all Lenders in the given instance) as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation or Competitive Bid Request, as the case may be, and (b) as to any Absolute Rate Bid Loan, a period of not less than 14 days and not more than 365 days as selected by the Borrower in the applicable Competitive Bid Request;

     PROVIDED that:

                         (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless in the case of a LIBOR Rate Loan the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                         (ii) any Interest Period in the case of a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                         (iii) no Interest Period for any Loan shall extend beyond the Termination Date.

          "INVITATION FOR COMPETITIVE BIDS" means a solicitation for Competitive Bids, substantially in the form of Exhibit F.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "JOINT VENTURE" means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "LENDER" means each of the institutions specified in the introductory clause hereto. Unless the context otherwise clearly requires, "Lender" includes any such institution in its capacity as Swap Provider. Unless the context otherwise clearly requires, references to any such institution as a "Lender" shall also include any of such institution's Affiliates that may at any time of determination be Swap Providers.

          "LENDING OFFICE" means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "LIBOR Lending Office", as the case may be, on SCHEDULE 12.2, or such other office or offices as the Lender may from time to time notify the Borrower and the Agent.

          "LIBOR AUCTION" means a solicitation of Competitive Bids setting forth a LIBOR Bid Margin pursuant to SECTION 2.6.

          "LIBOR BID MARGIN" has the meaning specified in SECTION 2.6(c)(i)(c).

          "LIBOR RATE" means, for any Interest Period, with respect to LIBOR Rate Committed Loans or LIBOR Rate Bid Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

                                          LIBOR
               LIBOR Rate =  ------------------------------------
                             1.00 - Eurodollar Reserve Percentage

               Where,

                         "EURODOLLAR RESERVE PERCENTAGE" means for any day for
                    any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                         "LIBOR" means the rate of interest per annum determined
                    by the Agent as the rate of interest at which dollar deposits in the approximate amount of the Loan to be made as a LIBOR Rate Committed Loan or a LIBOR Rate Bid Loan or (in the case of a LIBOR Rate Committed Loan) continued as, or converted into, a LIBOR Rate Committed Loan and for the relevant Interest Period therefor as quoted on the Telerate Page 3750 (as defined herein) as of 11:00 a.m. (London time) on the day two (2) Business Days before the commencement of such Interest Period. If Telerate Page 3750 is not available, such rate of interest shall be that quoted by the Reference Bank and having a maturity comparable to such Interest Period as would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

                         The LIBOR Rate shall be adjusted automatically as to
                    all LIBOR Rate Committed Loans and LIBOR Rate Bid Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

          "LIBOR RATE BID LOAN" means any Bid Loan that bears interest at a rate based upon the LIBOR Rate.

          "LIBOR RATE COMMITTED LOAN" means a Committed Loan that bears interest based on the LIBOR Rate.

          "LIEN" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other
     agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "LOAN" means an extension of credit by a Lender or a Designated Bidder to the Borrower under ARTICLE II, and may be a Base Rate Committed Loan or a LIBOR Rate Committed Loan or a Bid Loan (each, a "TYPE" of Loan).

          "LOAN DOCUMENTS" means this Agreement, any Notes, the Fee Letter, and all other documents delivered to the Agent or any Lender or any Designated Bidder in connection with the transactions contemplated by this Agreement.

          "MARGIN STOCK" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

          "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document.

          "MOODY'S RATING" has the meaning specified in the definition of "Applicable Margin".

          "MULTIEMPLOYER PLAN" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "NET INCOME" means, for any applicable period, the aggregate of all amounts which, in accordance with GAAP, would be included as net income (or net loss (including any extraordinary losses)) on a consolidated statement of income of the Borrower and its Subsidiaries for such period, PLUS, without duplication, the net income (or net loss (including any extraordinary losses)) for such period attributable to the assets or capital stock of any Person which was the subject of a merger with the Borrower or of an Acquisition by the Borrower or its Subsidiaries during such period; PROVIDED, HOWEVER, that "NET INCOME" shall exclude (i) the effect of any extraordinary or other non-recurring non-cash gains outside the ordinary course of business and (ii) any write-up in the value of any asset (to the extent such write-up exceeds any write-down taken in connection with the same transaction or event which gave rise to such write-up).

          "NET ISSUANCE PROCEEDS" means, as to any issuance of debt or equity by any Person, cash proceeds and non-cash proceeds received or receivable by such Person in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person, such costs and expenses not to exceed 5% of the gross proceeds of such issuance.

          "NOTE" means a promissory note executed by the Borrower in favor of a Lender pursuant to SECTION 2.2(b).

          "NOTICE OF BORROWING" means a notice in substantially the form of EXHIBIT A.

          "NOTICE OF CONVERSION/CONTINUATION" means a notice in substantially the form of EXHIBIT B.

          "OBLIGATIONS" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to any Lender, any Designated Bidder, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "ORGANIZATION DOCUMENTS" means as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing..

          "OTHER TAXES" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies (which are understood not to include income taxes) which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "PARTICIPANT" has the meaning specified in SECTION 12.8(d).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "PENSION PLAN" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "PERMITTED LIENS" has the meaning specified in SECTION 8.1.

          "PERMITTED SWAP OBLIGATIONS" means all obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied:
     (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view"; and (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under SECTION 10.1(a) with respect to principal payment defaults).

          "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "PRO RATA SHARE" means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Commitment divided by the combined Commitments of all Lenders.

          "REFERENCE BANK" means Deutsche Bank AG, London Branch and any other Lender from time to time designated by the Required Lenders as a Reference Bank.

          "REPLACEMENT LENDER" has the meaning specified in SECTION 4.8.

          "REPORTABLE EVENT" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "REQUIRED LENDERS" means, at any time when there is more than one Lender, at least two Lenders having in excess of 51% of the Commitments or, if the Commitments have been terminated, at least two Lenders then holding in excess of 51% of the then aggregate unpaid principal amount of the Loans. If at any time there is only one Lender, then Required Lender means such Lender. For purposes of this definition, each Lender shall be deemed to hold all outstanding Bid Loans of such Lender's Designated Bidders.

          "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "RESPONSIBLE OFFICER" means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

          "S&P RATING" has the meaning specified in the definition of "Applicable Margin".

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "SIGNIFICANT SUBSIDIARY" means a Subsidiary which would be a "significant subsidiary" under either clause (2) or clause (3) of the definition of "significant subsidiary" in Rule 1-02 of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, as such Regulation is in effect on the date hereof, assuming that the Borrower is the "registrant" referred to in such definition.

          "SUBSIDIARY" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

          "SURETY INSTRUMENTS" means all letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "SWAP CONTRACT" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "SWAP PROVIDER" means any Lender, or any Affiliate of any Lender, that is at the time of determination party to a Swap Contract with the Borrower or any Subsidiary.

          "SWAP TERMINATION VALUE" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and
     (b) for any date prior to the date referenced in CLAUSE (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as reasonably determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender.)

          "TANGIBLE NET WORTH" means, as of any date of determination, total consolidated assets of the Borrower as of such date MINUS total consolidated liabilities of the Borrower as of such date and MINUS the carrying value on a consolidated basis of (a) goodwill, organizational expenses, patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, designs and other intellectual property and licenses therefor and rights therein, and other similar intangibles, (b) all amortizing debt issuance carried as an asset, (c) all reserves carried and not deducted from assets or not reflected as a liability, and (d) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of any capital stock or any Indebtedness or Contingent Obligation, if no offsetting liability exists with respect to such Indebtedness or Contingent Obligation on the balance sheet of the Borrower.

          "TAXES" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, taxes imposed on or measured by its gross income, net income or capital gains by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, the Issuing Lender or the Agent, as the case may be, is organized or maintains a lending office.

          "TELERATE PAGE 3750" means the display designated as "Page 3750" on the Telerate Service (or other such page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

          "TERMINATION DATE" means the earlier to occur of: (a) June 16, 2003; and (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

          "TYPE" has the meaning specified in the definition of "Committed
     Loan."

          "UNFUNDED PENSION LIABILITY" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "UNITED STATES" and "U.S." each means the United States of America.

          "WHOLLY-OWNED SUBSIDIARY" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.2   OTHER INTERPRETIVE PROVISIONS.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", " herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and clause, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (e) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

          (f) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent's or the Lenders' involvement in their preparation.

     1.3   ACCOUNTING PRINCIPLES.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) In the event that GAAP changes during the term of this Agreement such that the covenants contained in ARTICLE IX would then be calculated in a different manner or with different components or with components which are calculated differently, (i) the parties hereto agree to enter into negotiations with respect to amendments to this Agreement to conform those covenants as criteria for evaluating the Borrower's and its Subsidiaries' financial condition to substantially the same criteria as were effective prior to such change in GAAP, and (ii) the

Borrower shall be deemed to be in compliance with the affected covenants contained in ARTICLE IX during the 90 days following any change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately before such change; PROVIDED, HOWEVER, that this paragraph shall not be deemed to require the Borrower, the Agent or the Lenders to agree to modify any provision of this Agreement or any of the other Loan Documents to reflect any such change to GAAP and, if, after such 90 days, the parties, in their sole discretion, fail to reach agreement on such modifications, the terms of this Agreement will remain unchanged and the compliance by the Borrower with the covenants contained in ARTICLE IX will be calculated in accordance with GAAP as in effect immediately before such change.

          (c) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.

                                 ARTICLE II

                                 THE CREDITS

     2.1 AMOUNTS AND TERMS OF COMMITMENTS. Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Borrower (each such loan, a "COMMITTED LOAN") from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on SCHEDULE 2.1 (such amount as the same may be reduced under SECTION 2.7 or as a result of one or more assignments under SECTION 12.8, the Lender's "COMMITMENT"); PROVIDED, HOWEVER, that, after giving effect to any Committed Borrowing, the aggregate principal amount of all Committed Loans together with the aggregate principal amount of all Bid Loans outstanding, shall not at any time exceed the combined Commitments; and FURTHER PROVIDED, that the aggregate principal amount of all Committed Loans of any Lender, shall not at any time exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this
SECTION 2.1, prepay under SECTION 2.8 and reborrow under this SECTION 2.1.

     2.2   LOAN ACCOUNTS.

          (a) The Loans made by each Lender or Designated Bidder shall be evidenced by one or more accounts or records maintained by such Lender or Designated Bidder, in the ordinary course of business. The accounts or records maintained by each Lender or Designated Bidder shall be conclusive absent manifest error of the amount of the Loans made by the Lenders and Designated Bidders to the Borrower for the account of the Borrower, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount actually owing with respect to the Loans.

          (b) Upon the request of any Lender made through the Agent, the Committed Loans made by such Lender may be evidenced by one or more notes in the form of EXHIBIT I ("Committed Loan Notes") and the Bid Loans made by such Lender or any Designated Bidder may be evidenced by one or more notes in the form of EXHIBIT J ("Bid Loan Notes"), instead of or in addition to loan accounts. Each such Lender and Designated Bidder may endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender and Designated Bidder is irrevocably authorized by the Borrower to endorse its Note(s) and each Lender's or Designated Bidder's record shall be conclusive absent manifest error; PROVIDED, HOWEVER, that the failure of a Lender or Designated Bidder to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the actual obligations of the Borrower hereunder or under any such Note to such Lender or Designated Bidder.

     2.3   PROCEDURE FOR COMMITTED BORROWING.

          (a) Each Committed Borrowing shall be made upon the Borrower's irrevocable telephonic notice, confirmed in writing, delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:30 a.m. New York City time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Rate Committed Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                      (A) the amount of the Committed Borrowing, which shall be (i) in the case of Base Rate Committed Loans, in an aggregate minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and (ii) in the case of LIBOR Rate Committed Loans, in an aggregate minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

                      (B) the requested Borrowing Date, which shall be a Business Day;

                      (C) the Type of Loans comprising the Committed Borrowing; and

                      (D) if such Committed Borrowing is to be a LIBOR Rate Committed Loan, the duration of the Interest Period applicable to such Committed Loan included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any such Committed Borrowing, such Interest Period shall be one month.

PROVIDED, HOWEVER, that with respect to any Committed Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 11:30 a.m. (New York City time) on the Closing Date and such Committed Borrowing will consist of Base Rate Committed Loans only.

          (b) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of that Committed Borrowing.

          (c) Each Lender will make the amount of its Pro Rata Share of each Committed Borrowing available to the Agent for the account of the Borrower at the Agent's Payment Office by 1:00 p.m. (New York City time) (or 2:30 p.m. New York City time in the case of a Base Rate Committed Loan) on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. The proceeds of all such Committed Loans will then be made available to the Borrower by the Agent by wire transfer by 4:00 p.m. New York City time on the Borrowing Date in accordance with written instructions provided to the Agent by the Borrower of like funds in United States dollars as received by the Agent.

          (d) After giving effect to any Committed Borrowing, unless the Agent shall otherwise consent, there may not be more than six different Interest Periods in effect in respect of all Committed Loans and Bid Loans then outstanding.

     2.4   CONVERSION AND CONTINUATION ELECTIONS FOR COMMITTED BORROWINGS.

          (a) The Borrower may, upon irrevocable written notice to the Agent in accordance with SECTION 2.4(b):

               (i) with respect to any Base Rate Committed Loans, elect, as of any Business Day, to convert any such Base Rate Committed Loans, or any part thereof, in an amount not less than $5,000,000 or that is in an integral multiple of $1,000,000 in excess thereof into LIBOR Rate Committed Loans; or

               (ii) with respect to any LIBOR Rate Committed Loans, elect, as of the last day of the applicable Interest Period, to (x) continue any LIBOR Rate Committed Loans having Interest Periods expiring on such day, or any part thereof, in an amount not less than $5,000,000 or that is in an integral multiple of $1,000,000 in excess thereof or (y) convert any LIBOR Rate Committed Loans having Interest Periods expiring on such date, or any part thereof, in an amount not less than $1,000,000 or that is an integral multiple of $100,000 in excess thereof into Base Rate Committed Loans;

PROVIDED, that if at any time the aggregate amount of LIBOR Rate Committed Loans in respect of any Committed Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000 such LIBOR Rate Committed Loans shall automatically convert into Base Rate Committed Loans, and on and after such date the right of the Borrower to continue such Committed Loans as, and convert such Committed Loans into, LIBOR Rate Committed Loans shall terminate unless and until the aggregate of all such Loans (including any other Base Rate Committed Loans then outstanding) is $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 11:30 a.m. (New York City time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Committed Loans are to be converted into or continued as LIBOR Rate Committed Loans; and(ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Committed Loans, specifying:

                      (A)  the proposed Conversion/Continuation Date;

                      (B) the aggregate amount of Committed Loans to be converted or continued;

                      (C) the Type of Committed Loans resulting from the proposed conversion or continuation; and

                      (D) in the case of continuations of or conversions into LIBOR Rate Committed Loans, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period, the Borrower has failed to select timely a new Interest Period applicable to LIBOR Rate Committed Loans, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert the relevant LIBOR Rate Committed Loans into Base Rate Committed Loans effective as of the expiration date of such Interest Period.

          (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Committed Loans with respect to which the notice was given held by each Lender.

          (e) Unless the Required Lenders otherwise consent, during the existence of a Default or Event of Default, the Borrower may not elect to have a Committed Loan converted into or continued as a LIBOR Rate Committed Loan.

          (f) After giving effect to any conversion or continuation of Committed Loans, unless the Agent shall otherwise consent, there may not be more than six different Interest Periods in effect in respect of all Committed Loans and Bid Loans then outstanding.

     2.5   BID BORROWINGS.  In addition to Committed Borrowings pursuant to
SECTION 2.1, each Lender severally agrees that the Borrower may, as set forth in
SECTION 2.6, from time to time request the Lenders prior to the Termination Date to submit offers to make Bid Loans to the Borrower; PROVIDED, HOWEVER, that the Lenders may, but shall have no obligation to, submit such offers and the Borrower may, but shall have no obligation to, accept any such offers, and any Lender may designate one or more Designated Bidders to make such offers from time to time and, if such offers are accepted by the Borrower, to make such Bid Loans; and PROVIDED, FURTHER, that at no time shall (a) the outstanding aggregate principal amount of all Bid Loans made by all Lenders and Designated Bidders, plus the outstanding aggregate principal amount of all Committed Loans made by all Lenders exceed the combined Commitments; or (b) the number of Interest Periods for Bid Loans then outstanding plus the number of Interest Periods for Committed Loans then outstanding exceeds six.

     2.6   PROCEDURE FOR BID BORROWINGS.

          (a) When the Borrower wishes to request the Lenders to submit offers to make Bid Loans hereunder, it shall transmit to the Agent by telephone call followed promptly by facsimile transmission a notice in substantially the form of EXHIBIT G (a "COMPETITIVE BID REQUEST") so as to be received no later than 9:00 a.m. (New York time) (x) four Business Days prior to the date of a proposed Bid Borrowing in the case of a LIBOR Auction, or (y) one Business Day prior to the date of a proposed Bid Borrowing in the case of an Absolute Rate Auction, specifying:

               (i) the date of such Bid Borrowing, which shall be a Business Day;

               (ii) the aggregate amount of such Bid Borrowing, which shall be a minimum amount of $5,000,000 or in multiples of $1,000,000 in excess thereof;

               (iii) whether the Competitive Bids requested are to be for LIBOR Rate Bid Loans or Absolute Rate Bid Loans or both; and

               (iv) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of "Interest Period" herein.

Subject to SECTION 2.6(c), the Borrower may not request Competitive Bids for more than three Interest Periods in a single Competitive Bid Request and may not request Competitive Bids more than once in any period of five Business Days.

         (b) Upon receipt of a Competitive Bid Request, the Agent will promptly send to the Lenders and Designated Bidders by facsimile transmission an Invitation for Competitive Bids, which shall constitute an invitation by the Borrower to each Lender and Designated Bidder to submit Competitive Bids offering to make the Bid Loans to which such Competitive Bid Request relates in accordance with this SECTION 2.6.

          (c) Each Lender and Designated Bidder may at its discretion submit a Competitive Bid containing an offer or offers to make Bid Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this SECTION 2.6(c) and must be submitted to the Agent by facsimile transmission at the Agent's office for notices set forth on the signature pages hereto not later than (1) 9:30 a.m. (New York time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (2) 9:30 a.m. (New York time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction; PROVIDED that Competitive Bids submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Lender or Designated Bidder may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (A) 9:00 a.m. (New York time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or
(B) 9:00 a.m. (New York time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction.

               (i) Each Competitive Bid shall be in substantially the form of EXHIBIT H, specifying therein:

                      (A)  the proposed date of Borrowing;

                      (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the quoting Lender, (y) must be $5,000,000 or in multiples of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested;

                      (C) in case the Borrower elects a LIBOR Auction, the margin above or below LIBOR (the "LIBOR BID MARGIN") offered for each such Bid Loan, expressed in multiples of 1/1000th of one basis point to be added to or subtracted from the applicable LIBOR and the Interest Period applicable thereto;

                      (D) in case the Borrower elects an Absolute Rate Auction, the rate of interest per annum expressed in multiples of 1/1000th of one basis point (the "ABSOLUTE RATE") offered for each such Bid Loan; and

                      (E)  the identity of the quoting Lender or Designated
          Bidder.

     A Competitive Bid may contain up to three separate offers by the quoting Lender or Designated Bidder with respect to each Interest Period specified in the related Invitation for Competitive Bids.

               (ii)  Any Competitive Bid shall be disregarded if it:

                      (A) is not substantially in conformity with EXHIBIT H or does not specify all of the information required by CLAUSE (c)(ii) of this Section;

                      (B) contains qualifying, conditional or similar language;

                      (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or

                      (D)  arrives after the time set forth in SUBSECTION
          (c)(i).

          (d) Promptly on receipt and not later than 10:00 a.m. (New York time) three Business Days prior to the proposed date of Borrowing in the case of a LIBOR Auction, or 10:00 a.m. (New York time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction, the Agent will notify the Borrower of the terms (i) of any Competitive Bid submitted by a Lender or Designated Bidder that is in accordance with SECTION 2.6(c), and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Lender or Designated Bidder with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid and only if received within the times set forth in SECTION 2.6(c). The Agent's notice to the Borrower shall specify (1) the aggregate principal amount of Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request; and (2) the respective principal amounts and LIBOR Bid Margins or Absolute Rates, as the case may be, so offered. Subject only to the provisions of SECTIONS 4.2, 4.5 and 5.2 hereof and the provisions of this SUBSECTION (d), any Competitive Bid shall be irrevocable except with the written consent of the Agent given on the written instructions of the Borrower.

          (e) Not later than 10:30 a.m. (New York time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction, or 10:30 a.m. (New York time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction, the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to SECTION 2.6(d). The Borrower shall be under no obligation to accept any offer and may choose to reject all offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that is accepted. The Borrower may accept any Competitive Bid in whole or in part; PROVIDED that:

               (i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

               (ii) the principal amount of each Bid Borrowing must be $5,000,000 or in any multiple of $1,000,000 in excess thereof;

               (iii) acceptance of offers may only be made on the basis of ascending LIBOR Bid Margins or Absolute Rates within each Interest Period, as the case may be; and

               (iv) the Borrower may not accept any offer that is described in SECTION 2.6(c)(i) or that otherwise fails to comply with the requirements of this Agreement.

          (f) If offers are made by two or more Lenders or Designated Bidders with the same LIBOR Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders or Designated Bidders as nearly as possible (in such multiples, not less than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determination by the Agent of the amounts of Bid Loans shall be conclusive in the absence of manifest error.

          (g) The Agent will promptly notify each Lender or Designated Bidder having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the Bid Borrowing.

               (i) Each Lender or Designated Bidder, which has received notice pursuant to SECTION 2.6(g)(i) that its Competitive Bid has been accepted, shall make the amounts of such Bid Loans available to the Agent for the account of the Borrower at the Agent's Payment Office, by 11:00 a.m. (New York time) in the case of Absolute Rate Bid Loans, and by 11:00 a.m. (New York time) in the case of LIBOR Rate Bid Loans, on such date of Bid Borrowing, in funds immediately available to the Agent for the account of the Borrower at the Agent's Payment Office.

               (ii) Promptly following each Bid Borrowing, the Agent shall notify each Lender and Designated Bidder of the ranges of bids submitted and the highest and lowest Bids accepted for each Interest Period requested by the Borrower and the aggregate amount borrowed pursuant to such Bid Borrowing.

               (iii) From time to time, the Borrower and the Lenders and Designated Bidders shall furnish such information to the Agent as the Agent may request relating to the making of Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof, for purposes of the allocation of amounts received from the Borrower for payment of all amounts owing hereunder.

          (h) If, on or prior to the proposed date of Borrowing, the Commitments have not been terminated and if, on such proposed date of Borrowing all applicable conditions to funding referenced in SECTIONS 4.2, 4.5 and 5.2 hereof are satisfied, the Lenders and Designated Bidders whose offers the Borrower has accepted will fund each Bid Loan so accepted. Nothing in this
SECTION 2.6 shall be construed as a right of first offer in favor of the Lenders or Designated Bidders or to otherwise limit the ability of the Borrower to request and accept credit facilities from any Person (including any of the Lenders or Designated Bidders), provided that no Default or Event of Default would otherwise arise or exist as a result of the Borrower executing, delivering or performing under such credit facilities.

     2.7 VOLUNTARY TERMINATION OR REDUCTION OF COMMITMENTS. The Borrower may, upon not less than three Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; UNLESS, after giving effect thereto and to any prepayments of Committed Loans made on the effective date thereof, the outstanding principal amount of all Loans together would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Lender according to its Pro Rata Share. All accrued commitment fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the next quarter end date.

     2.8   OPTIONAL PREPAYMENTS.

          (a) Subject to SECTION 4.4, the Borrower may, at any time or from time to time, upon not less than three Business Days' irrevocable notice by 11:30 a.m. New York City time (or on the same Business Day's irrevocable notice by 1:30 p.m. New York City time in the case of Base Rate Loans) to the Agent, ratably prepay Committed Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof (in the case of LIBOR Rate Committed Loans) or in minimum amounts of $1,000,000 or any multiple of $100,000 in excess thereof (in the case of Base Rate Loans). Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid (in the case of LIBOR Rate Committed Loans only) and any amounts required pursuant to SECTION 4.4. If requested by the Borrower in connection with a potential prepayment, the Agent shall promptly provide a reasonable good faith estimate of the amounts which would be payable under
SECTION 4.4 in connection with such potential prepayment.

          (b) Bid Loans may not be voluntarily prepaid other than with the consent of the applicable Bid Loan Lender.

     2.9   REPAYMENT.

          (a) The Borrower shall repay to the Lenders on the Termination Date the aggregate principal amount of Loans outstanding on such date.

          (b) The Borrower shall repay each Bid Loan on the last day of the relevant Interest Period.

     2.10  INTEREST.

          (a) Each Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR Rate PLUS the Applicable Margin or the Base Rate, as the case may be (and subject to the Borrower's right to convert to other Types of Loans under SECTION 2.4). Each Bid Loan shall bear interest on the outstanding principal amount thereof from the relevant Borrowing Date at a rate per annum equal to the LIBOR Rate plus the LIBOR Bid Margin, or at the Absolute Rate, as the case may be.

          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Committed Loans under SECTION 2.8 for the portion of the Loans so prepaid (for LIBOR Rate Committed Loans only) and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

          (c) Notwithstanding CLAUSE (a) of this Section, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; PROVIDED, HOWEVER, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Committed Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

          (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender or Designated Bidder hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender or Designated Bidder would be contrary to the provisions of any law applicable to such Lender or Designated Bidder limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender or Designated Bidder, and in such event the Borrower shall pay such Lender or Designated Bidder interest at the highest rate permitted by applicable law.

     2.11  FEES.

          (a) FEE LETTER. The Borrower shall pay the fees to the Arranger and to the Agent, as required by the letter agreement between the Borrower and the Agent dated May 14, 1998 (such letter agreement referred to as the "Fee Letter").

          (b) COMMITMENT FEES. The Borrower shall pay to the Agent for the account of each Lender a commitment fee on the average daily unused portion of such Lender's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Applicable Margin for Commitment Fees. For purposes of calculating utilization under this clause, the Commitments shall be deemed used to the extent of the aggregate principal amount of Committed Loans then outstanding. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter through the Termination Date, commencing with the calendar quarter ending June 30, 1998 with the final payment to be made on the Termination Date; PROVIDED that, in connection with any reduction or termination of Commitments under SECTION 2.7, the accrued commitment fee calculated for the period ending on such date shall also be paid on the next following quarter end, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this clause shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in ARTICLE V are not met.

     2.12  COMPUTATION OF FEES AND INTEREST.

          (a) All computations of interest for Base Rate Committed Loans when the Base Rate is determined by Deutsche Bank's "prime lending rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders and Designated Bidders in the absence of manifest error.

          (c) If any Reference Bank's Commitment terminates (other than on termination of all the Commitments), or for any reason whatsoever the Reference Bank ceases to be a Lender hereunder, that Reference Bank shall thereupon cease to be a Reference Bank, and the LIBOR Rate shall be determined on the basis of the rates as notified by the remaining Reference Banks.

          (d) Each Reference Bank shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby. If any of the Reference Banks fails to supply such rates to the Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Bank(s).

     2.13  PAYMENTS BY THE BORROWER.

          (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Lenders and Designated Bidders at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (New York City time) on the date specified herein. The Agent will promptly distribute to each Lender (or Designated Bidder) its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 11:00 a.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders or Designated Bidders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender or Designated Bidders on such due date an amount equal to the amount then due such Lender or Designated Bidders. If and to the extent the Borrower has not made such payment in full to the Agent, each Lender or Designated Bidder shall repay to the Agent on demand such amount distributed to such Lender or Designated Bidder, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender or Designated Bidder until the date repaid.

     2.14  PAYMENTS BY THE LENDERS TO THE AGENT.

          (a) Unless the Agent receives notice from a Lender at least one Business Day prior to the Closing Date or, with respect to any Committed Borrowing after the Closing Date, at least one Business Day prior to the date of such Committed Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Lender's Pro Rata Share of the Committed Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this CLAUSE (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of

Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Committed Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Committed Loans comprising such Committed Borrowing.

          (b) The failure of any Lender to make any Committed Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Committed Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Committed Loan to be made by such other Lender on any Borrowing Date.

     2.15 SHARING OF PAYMENTS, ETC. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans in its favor any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately
(a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them according to their respective Pro Rata Shares; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to SECTION 12.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Any Lender having outstanding both Committed Loans and Bid Loans at any time a right of set off is exercised by such Lender and applying such set off to the Loans shall apply the proceeds of such set off first to such Lender's Committed Loans, until its Committed Loans are reduced to zero, and thereafter to its Bid Loan Loans.

                                 ARTICLE III

                                 [RESERVED]

                                   ARTICLE IV

                       TAXES, YIELD PROTECTION AND ILLEGALITY
     4.1   TAXES.

          (a) Any and all payments by the Borrower to each Lender, Designated Bidder or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrower shall pay all Other Taxes.

          (b) If the Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender, Designated Bidder or the Agent, then:

               (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender, Designated Bidder or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

               (ii) the Borrower shall make such deductions and withholdings;

               (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Borrower shall also pay to each Lender, Designated Bidder or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

          (c) The Borrower agrees to indemnify and hold harmless each Lender, Designated Bidder and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes (except, in each case, to the extent arising from a Lender's or Designated Bidder's failure to provide an appropriately completed and accurate (in all material respects) form under SECTION 11.10) in the amount that the respective Lender specifies as necessary to preserve the after-tax yield such Lender or Designated Bidder would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted; provided, that if requested in writing by the Borrower (with such request to include a reaffirmation of the indemnification provisions hereunder), such Lender or Designated Bidder shall, at the sole cost and expense of the Borrower (such costs and expenses to be subject to reimbursement by the Lender or Designated Bidder on a basis which is proportionate to the amount of the refund paid to the Lender or Designated Bidder, on the one hand, and the amount of the refund paid to the Borrower, on the other hand), provide reasonable cooperation in attempting to obtain a refund of such Taxes, Other Taxes or Further Taxes. Payment under this indemnification shall be made within 30 days after the date the Lender, Designated Bidder or the Agent makes written demand therefor.

          (d) Within 30 days after the date of any payment by the Borrower of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish to each Lender or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender, Designated Bidder or the Agent.

          (e) If the Borrower is required to pay any amount to any Lender, Designated Bidder or the Agent pursuant to CLAUSE (b) or (c) of this Section, then such Lender or Designated Bidder shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

     4.2   ILLEGALITY.

          (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central Lender or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office, or such Lender's Designated Bidder, in the case of LIBOR Rate Bid Loans, to make LIBOR Rate Committed Loans or LIBOR Rate Bid Loans, as the case may be, then, on notice thereof by the Lender to the Borrower through the Agent, any obligation of that Lender or Designated Bidder to make LIBOR Rate Committed Loans or LIBOR Rate Bid Loans, as the case may be, (including in respect of any LIBOR Rate Bid Loan as to which the Borrower has accepted such Lender's or Designated Bidder's Competitive Bid, but as to which the Borrowing Date has not arrived) shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. While such obligation is so suspended, any LIBOR Rate Committed Loans requested by the Borrower shall be deemed for purposes of such Lender to be a request for a Base Rate Committed Loan, which Base Rate Committed Loan shall be deemed to have the same Interest Period as the LIBOR Rate Committed Loans actually requested.

          (b) If a Lender determines that it is unlawful for such Lender or such Lender's Designated Bidder to maintain any LIBOR Rate Committed Loan or LIBOR Rate Bid Loans, as the case may be, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Rate Committed Loans or LIBOR Rate Bid Loans, as the case may be, of that Lender or Designated Bidder then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof, if the Lender or Designated Bidder may lawfully continue to maintain such LIBOR Rate Committed Loans or LIBOR Rate Bid Loans, as the case may be, to such day, or immediately, if the Lender or Designated Bidder may not lawfully continue to maintain such LIBOR Rate Committed Loan or LIBOR Rate Bid Loans. If the Borrower is required to so prepay any LIBOR Rate Committed Loan then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Committed

Loan which Base Rate Committed Loan shall be deemed to have the same Interest Period as the LIBOR Rate Committed Loan which is concurrently repaid. If the Borrower is required to so prepay any LIBOR Rate Bid Loan, then concurrently with such prepayment, subject to compliance with SECTION 5.2 the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Committed Loan which Base Rate Committed Loan shall be deemed to have the same Interest Period as the LIBOR Rate Bid Loan which is concurrently repaid.

          (c) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Committed Loans or LIBOR Rate Bid Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

     4.3   INCREASED COSTS AND REDUCTION OF RETURN.

          (a) If any Lender reasonably determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR Rate or in respect of the assessment rate payable by any Lender to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or
(ii) the compliance by that Lender with any guideline or request from any central Lender or other Governmental Authority (whether or not having the force of law) not due to an adverse change in the financial condition of such Lenders, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Committed Loans or LIBOR Rate Bid Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

          (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central Lender or other Governmental Authority charged with the interpretation or administration thereof, or
(iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender not due to an adverse change in the financial condition of such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital generally for similarly situated borrowers) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

     4.4 FUNDING LOSSES. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

          (a) the failure of the Borrower to make on a timely basis any payment of principal of any LIBOR Rate Committed Loan or Bid Loan due to the Borrower's failure to comply with the conditions set forth in SECTION 5.2;

          (b) the failure of the Borrower to borrow, continue or convert a Committed Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

          (c) the failure of the Borrower to make any prepayment of any Committed Loan in accordance with any notice delivered under SECTION 2.8;

          (d) the prepayment or other payment (including after acceleration thereof) of a LIBOR Rate Committed Loan or Bid Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under SECTION 2.4 of any LIBOR Rate Committed Loan to a Base Rate Committed Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Committed Loans or Bid Loans, as the case may be, or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section and under SECTION 4.3(a), each LIBOR Rate Committed Loan or LIBOR Rate Bid Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR Rate for such LIBOR Rate Bid Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Bid Loan is in fact so funded.

     4.5 INABILITY TO DETERMINE RATES. If any Reference Bank or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Committed Loan, or that the LIBOR Rate applicable pursuant to SECTION 2.10(a) for any requested Interest Period with respect to a proposed LIBOR Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Committed Loans, hereunder shall be suspended until the Agent upon the instruction of the Required Lenders revokes such notice in writing. Upon receipt of such notice, the Borrower may at least 4 days prior to date of the proposed Borrowing or Conversion/Continuation revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it by written notice to Agent. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Committed Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Committed Loans shall be made, converted or continued as Base Rate Committed Loans instead of LIBOR Rate Committed Loans.

     4.6 CERTIFICATES OF LENDERS. Any Lender or Designated Bidder claiming reimbursement or compensation under this ARTICLE IV shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender or Designated Bidder hereunder and the basis for, and calculation of, such claim and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

     4.7   SURVIVAL.  The agreements and obligations of the Borrower in this
ARTICLE IV shall survive the payment of all other Obligations.

     4.8 SUBSTITUTION OF LENDERS. Upon the receipt by the Borrower from any Lender (an "Affected Lender") of a claim for compensation under ARTICLE IV, the Borrower may designate a replacement lender satisfactory to the Borrower and to the Agent (the "Replacement Lender") to acquire and assume pursuant to
SECTION 12.8 all or a ratable part of all of such Affected Lender's Commitment. Any such designation of a Replacement Lender shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld), be binding on the Affected Lender and any such Replacement Lender shall in any event be required to meet the requirements of an Eligible Assignee. The Affected Lender agrees to effect an assignment (without recourse) to the Replacement Lender pursuant to SECTION 12.8.

                                    ARTICLE V

                                CONDITIONS PRECEDENT

     5.1 CONDITIONS OF INITIAL LOANS. The obligation of each Lender to make its initial Committed Loan hereunder, and to receive through the Agent the initial Competitive Bid Request, is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to the Agent and each Lender, and in sufficient copies for each Lender:

          (a) CREDIT AGREEMENT AND NOTES. This Agreement and (to the extent required under SECTION 2.2) the Notes executed by each party thereto;

          (b)   RESOLUTIONS; INCUMBENCY.

               (i) Copies of the resolutions of the board of directors of the Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower; and

               (ii) A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c) ORGANIZATION DOCUMENTS; GOOD STANDING. Each of the following documents:

               (i) the articles or certificate of incorporation and the bylaws of the Borrower as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Borrower as of the Closing Date; and

               (ii) a good standing certificate for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as of a recent date;

          (d) LEGAL OPINIONS. An opinion of the Borrower's general counsel addressed to the Agent and the Lenders, substantially in the form of EXHIBIT D-1 and an opinion of Dorsey & Whitney LLP, outside counsel to Borrower, addressed to the Agent and the Lenders, substantially in the form of EXHIBIT D-2;

          (e) PAYMENT OF FEES. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Deutsche Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Deutsche Bank's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and Deutsche Bank); including any such costs, fees and expenses arising under or referenced in SECTIONS 2.10 and 12.4;

          (f) CERTIFICATE. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in ARTICLE VI are true and correct on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from the initial Borrowing;

               (iii) there has occurred since October 31, 1997, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

          (g) OTHER DOCUMENTS. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

     5.2 CONDITIONS TO ALL LOANS. The obligation of each Lender to make any Committed Loan to be made by it, and the obligation of a Lender or Designated Bidder to make any Bid Loan as to which the Borrower has accepted the relevant Competitive Bid (including its initial Loan) or to continue or convert any Loan under SECTION 2.4 is subject to the satisfaction of the following conditions precedent on the relevant disbursement date or Conversion/Continuation Date:

          (a) NOTICE, APPLICATION. As to any Committed Loan, the Agent shall have received (with, in the case of the initial Loan only, a copy for each Lender) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

          (b) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in ARTICLE VI shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such disbursement date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date). Notwithstanding the foregoing, the representations and warranties in SECTIONS 6.5 and 6.11(b) shall not apply in the case of a Notice of Conversion/Continuation; and

          (c) NO EXISTING DEFAULT. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing, Notice of Conversion/Continuation and Competitive Bid Request submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each disbursement date or Conversion/Continuation Date, as applicable, that the conditions in this SECTION 5.2 are satisfied.

                                   ARTICLE VI

                           REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Agent and each Lender that:

     6.1   CORPORATE EXISTENCE AND POWER.  The Borrower and each of its
Subsidiaries:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d) is in compliance with all Requirements of Law; except, in each case referred to in CLAUSE (c) or CLAUSE (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.2 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Borrower and its Subsidiaries, if any, of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a)   contravene the terms of any of that Person's Organization
Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

          (c)   violate any Requirement of Law.

     6.3 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower (or to the extent party thereto, any of its Subsidiaries) of this Agreement or any other Loan Document.

     6.4 BINDING EFFECT. This Agreement and each other Loan Document to which the Borrower or any of its Subsidiaries, if any, is a party constitute the legal, valid and binding obligations of the Borrower and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     6.5 LITIGATION. Except as specifically disclosed in SCHEDULE 6.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     6.6 NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under SECTION 10.1(e).

     6.7   ERISA COMPLIANCE.  Except as specifically disclosed in SCHEDULE 6.7:

          (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except for such non-compliance as could not, individually or in the aggregate, have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability;
(iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; provided that the aggregate of all such amounts in cases of clauses (ii),
(iii) and (iv) cannot exceed $5,000,000.

     6.8 USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by SECTION 7.12 and SECTION 8.7. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     6.9 TITLE TO PROPERTIES. The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     6.10 TAXES. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     6.11  FINANCIAL CONDITION.

          (a) The audited consolidated financial statements (and footnotes thereto) of the Borrower and its Subsidiaries dated October 31, 1997, and the unaudited financial statements (and footnotes thereto) of the Borrower and its Subsidiaries dated April 30, 1998, in each case together with the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal period ended on that date:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

               (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (iii) except as specifically disclosed in SCHEDULE 6.11, show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for material taxes, material commitments and Contingent Obligations.

          (b)   Since April 30, 1998, there has been no Material Adverse Effect.


     6.12  ENVIRONMENTAL MATTERS.

          (a) Except as specifically disclosed in SCHEDULE 6.12, the on-going operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $5,000,000 in the aggregate.

          (b) Except as specifically disclosed in SCHEDULE 6.12, the Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("ENVIRONMENTAL PERMITS") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

          (c) Except as specifically disclosed in SCHEDULE 6.12, none of the Borrower, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

          (d) Except as specifically disclosed in SCHEDULE 6.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Borrower or any Subsidiary, or arising from operations prior to the Closing Date, of the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Borrower and its Subsidiaries in excess of

$5,000,000 in the aggregate for any such condition, circumstance or property. In addition, (i) neither the Borrower nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment (which is either material or for which notification is required by applicable law) and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

     6.13 REGULATED ENTITIES. None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     6.14 NO BURDENSOME RESTRICTIONS. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     6.15 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. The Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except where such failure to own or license would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in
SCHEDULE 6.5, no claim or litigation regarding any of the foregoing is pending or threatened in writing, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     6.16 SUBSIDIARIES. As of the date hereof, the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of SCHEDULE
6.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of SCHEDULE 6.16.

     6.17 INSURANCE. Except as specifically disclosed in SCHEDULE 6.17, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

     6.18 SWAP OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Borrower has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any Swap Provider or any Affiliate of any Swap Provider in determining whether to enter into any Swap Contract.

     6.19 FULL DISCLOSURE. None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                   ARTICLE VII

                               AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

     7.1 FINANCIAL STATEMENTS. The Borrower shall deliver to the Agent, in form and detail satisfactory to the Agent and the Required Lenders, with sufficient copies for each Lender:

          (a) as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended October 31, 1998), a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen LLP or another nationally-recognized independent public accounting firm ("INDEPENDENT AUDITOR") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; it being understood that if the Borrower's annual report filed on Form 10K with the SEC contains the information and the report required above, delivery of such 10K shall be sufficient for purposes of satisfying the foregoing. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's or any Subsidiary's records; and

          (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended April 30, 1998), a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and the Subsidiaries; it being understood that if the Borrower's quarterly report filed on Form 10Q with the SEC contains the information required above, delivery of such 10Q shall be sufficient for purposes of satisfying the foregoing.

     7.2 CERTIFICATES; OTHER INFORMATION. The Borrower shall furnish to the Agent, with sufficient copies for each Lender:

          (a) concurrently with the delivery of the financial statements referred to in SECTION 7.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in SECTIONS 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

          (c) promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC;

          (d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Agent or any Lender may from time to time reasonably request.

     7.3   NOTICES.  The Borrower shall promptly notify the Agent and each
Lender:

          (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance which with the passage of time would become a Default or Event of Default;

          (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect; and
(ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

          (c) of the commencement of, or entry of judgment or disposition of, any litigation or proceeding affecting the Borrower or any Subsidiary (i) in which the amount of damages claimed is $10,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

          (d) upon, but in no event later than 15 days after, becoming aware of any and all Environmental Claims and other enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect;

          (e) of any other litigation or proceeding affecting the Borrower or any of its Subsidiaries which the Borrower would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

          (f) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 15 days after such event), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

               (i)     an ERISA Event;

               (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

               (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate; or

               (iv)    the adoption of any amendment to a Plan subject to
     Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

          (g) of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries;

          (h) upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such amounts were determined, relating to any then-outstanding Swap Contracts to which the Borrower or any of its Subsidiaries is party; and

          (i)   of any change in any S&P Rating or Moody's Rating; and

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under SECTION 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

     7.4 PRESERVATION OF CORPORATE EXISTENCE, ETC. Subject to SECTION 8.3, the Borrower shall, and shall cause each Subsidiary to:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with transactions permitted by SECTION 8.3 and sales of assets permitted by SECTION 8.2, the non-preservation of which could reasonably be expected to have a Material Adverse Effect;

          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     7.5 MAINTENANCE OF PROPERTY. The Borrower shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

     7.6 INSURANCE. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance. Upon request of the Agent or any Lender, the Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Agent, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section (and which, in the case of a certificate of a broker, were placed through such broker).

     7.7 PAYMENT OF OBLIGATIONS. The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective material obligations and material liabilities, including:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

          (b) all lawful claims which, if unpaid, could by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and

          (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     7.8 COMPLIANCE WITH LAWS. The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     7.9 COMPLIANCE WITH ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     7.10 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Borrower shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary; provided, however, that the books of record and account for any newly acquired Subsidiary organized under a jurisdiction outside of the United States, its possessions and territories shall not be required to be kept in accordance with GAAP until 12 months after the Acquisition of such Subsidiary by the Borrower. Subject to the requirements set forth in SECTION 12.10, the Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; PROVIDED, HOWEVER, when an Event of Default exists the Agent or any Lender (A) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and (B) may directly contact directors.

     7.11  ENVIRONMENTAL LAWS.

          (a) The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent that the aggregate of all such instances of noncompliance could not, individually or in the aggregate, result in liability in excess of $5,000,000.

          (b) Upon the written request of the Agent or any Lender, the Borrower shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each

Lender, at the Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to SECTION 7.3(d), that could, individually or in the aggregate, result in liability in excess of $5,000,000.

     7.12 USE OF PROCEEDS. The Borrower shall use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Loan Document.

     7.13 FURTHER ASSURANCES. The Borrower shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

     7.14  YEAR 2000 COMPATIBILITY   The Borrower shall take all reasonable
actions necessary to ensure that the Borrower's computer based systems are able in all material respects to operate and effectively process data, including dates, on and after January 1, 2000. At the request of the Agent, the Borrower shall provide the Agent and the Lenders opportunity to discuss the actions being taken to ensure year 2000 compatibility.

                                   ARTICLE VIII

                                 NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

     8.1 LIMITATION ON LIENS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("PERMITTED LIENS"):

          (a) any Lien existing on property of the Borrower or any Subsidiary on the Closing Date and set forth in SCHEDULE 8.1 securing Indebtedness outstanding on such date including any continuations thereof, or concurrent replacements or substitutions therefor (or in the case of filings which inadvertently lapsed, non-concurrent refilings), in respect of such Indebtedness or Indebtedness incurred to refinance such Indebtedness (which Lien shall not extend to categories, types, classes or items of collateral not previously serving as collateral for such Indebtedness or the Indebtedness so refinanced);

          (b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by SECTION 7.7, provided that no notice of lien has been filed or recorded under the Code;

          (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (e)   Liens on the property of the Borrower or its Subsidiary securing
(i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed $10,000,000;

          (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

          (h) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

          (i) purchase money security interests on any property acquired or held by the Borrower or its Subsidiaries, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; PROVIDED, that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property;

          (j) Liens securing obligations in respect of capital leases on assets subject to such leases, PROVIDED, that such capital leases are otherwise permitted hereunder; and

          (k)  other Liens not of the type described in the foregoing CLAUSES
(a) through (j); PROVIDED, that (i) both before and after giving effect to the creation of such Lien no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of Indebtedness and/or other liabilities secured by such Liens shall at no time exceed $25,000,000.

     8.2 DISPOSITION OF ASSETS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (c) dispositions of equipment by the Borrower or any Subsidiary to the Borrower or any Subsidiary pursuant to reasonable business requirements;

          (d) dispositions not otherwise permitted hereunder which are made for fair market value; PROVIDED, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from each such disposition,
(ii) the aggregate value of all assets so sold by the Borrower and its Subsidiaries, together, shall not exceed in any fiscal year 20.0% of Tangible Net Worth as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to SECTION 7.1(a) or (b), as the case may be.

     8.3 CONSOLIDATIONS AND MERGERS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) The Borrower may merge with any Person; PROVIDED, that (i) the Borrower shall be the continuing or surviving corporation, (ii) both before and after giving effect to the consummation of such merger no Default or Event of Default shall have occurred and be continuing and (iii) if such merger had been consummated on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to SECTION 7.1(a) or (b), as the case may be, no Default or Event of Default would have occurred as a result thereof;

          (b) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

          (c) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Wholly-Owned Subsidiary.

     8.4 LOANS AND INVESTMENTS. The Borrower shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower (together, "INVESTMENTS"), except for:

          (a) Investments held by the Borrower or Subsidiary in the form of cash equivalents;

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c) extensions of credit by the Borrower to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

          (d) Investments of cash, notes and Indebtedness incurred in order to consummate Acquisitions or make Investments in other Persons which do not constitute Acquisitions ("Minority Investments") otherwise permitted herein (other than the allowance for Investments in Joint Ventures under SECTION
8.4(e)
which shall be in addition hereto), PROVIDED that (i) both before and after giving effect to the consummation of such Acquisition or the making of such Minority Investment no Default or Event of Default shall have occurred and be continuing, (ii) any such Acquisitions and Minority Investments are undertaken in accordance with all applicable Requirements of Law; (iii) the prior, effective written consent or approval to any such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained and (iv) if such Investment had been consummated on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to SECTION 7.1(a) or (b), as the case may be, no Default or Event of Default would have occurred as a result thereof;

          (e)   Investments in Joint Ventures;

          (f) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations; and

          (g)   Investments listed on part (b) of SCHEDULE 6.16.

     8.5 LIMITATION ON INDEBTEDNESS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)   Indebtedness incurred pursuant to this Agreement;

          (b) Indebtedness consisting of Contingent Obligations permitted pursuant to SECTION 8.8;

          (c)   Indebtedness existing on the Closing Date and set forth in
SCHEDULE 8.5;

          (d) other Indebtedness not of the type described in the foregoing CLAUSES (a) through (c);

PROVIDED, that in the case of Indebtedness of the type described in the foregoing clause (d), (i) both before and after giving effect to the incurrence of such Indebtedness no Default or Event of

Default shall have occurred and be continuing and (ii) if such Indebtedness were incurred on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to SECTION 7.1(a) or (b), as the case may be, no Default or Event of Default would have occurred as a result thereof; PROVIDED FURTHER, that the aggregate principal amount of Indebtedness of Significant Subsidiaries arising under the foregoing CLAUSE
(d) shall at no time exceed $25,000,000.

     8.6 TRANSACTIONS WITH AFFILIATES. The Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

     8.7 USE OF PROCEEDS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

     8.8 CONTINGENT OBLIGATIONS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b) Surety Instruments issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business;

          (c)   Permitted Swap Obligations;

          (d) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and listed in SCHEDULE 8.8; and

          (e) other Contingent Obligations; PROVIDED, that at the time such Contingent Obligations are incurred, the Borrower and its Subsidiaries would be permitted pursuant to SECTION 8.5 to incur Indebtedness in an aggregate principal amount equal to the amount of such Contingent Obligations (as determined in accordance with the definition of Contingent Obligation).

     8.9 LEASE OBLIGATIONS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

          (a) leases of the Borrower and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

          (b) operating leases entered into by the Borrower or any Subsidiary after the Closing Date in the ordinary course of business; and

          (c) capital leases other than those permitted under CLAUSE (a) of this SECTION, entered into by the Borrower or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that such capital leases are otherwise permitted hereunder.

     8.10 RESTRICTED PAYMENTS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding or following consummation of any Acquisition make any "earn-out" payment of assets, properties, cash, rights, obligations or securities in connection with such Acquisition; except that the Borrower and any Wholly-Owned Subsidiary may:

          (a) declare and make dividend payments or other distributions payable solely in its common stock;

          (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

          (c) declare or pay cash dividends to its stockholders, purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash and make "earn-out" payments in connection with Acquisitions; PROVIDED, that (i) both before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (ii) if such declaration, payment, purchase, redemption or other acquisition were made on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to SECTION 7.1(a) or (b), as the case may be, no Default or Event of Default would have occurred as a result thereof.

     8.11 ERISA. The Borrower shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $5,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     8.12 CHANGE IN BUSINESS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

     8.13 ACCOUNTING CHANGES. The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except for changes in accounting treatment or reporting practices (a) required by GAAP and (b) of newly acquired businesses which are made to bring such businesses into conformity with the Borrower's accounting treatment or reporting practices; the Borrower shall not change the fiscal year of the Borrower or of any Subsidiary.

     8.14 NEGATIVE PLEDGES, RESTRICTIVE AGREEMENTS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting:

          (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired; or

          (b) the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.

     8.15 ABILITY TO AMEND; RESTRICTIVE AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or accept obligations under, any agreement (a) prohibiting (including subjecting to any condition) the ability of the Borrower, or any of its Subsidiaries to amend, supplement or otherwise modify this Agreement or any other Loan Document or (b) containing any provision that would contravene any provision of this Agreement or any other Loan Document.

                                   ARTICLE IX

                                  FINANCIAL TESTS

          So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

     9.1 TANGIBLE NET WORTH. The Borrower shall not permit at any time Tangible Net Worth to be less than the sum of (a) 80% of Tangible Net Worth as of April 30, 1998, PLUS (b) 50% of positive net income for the period from and after April 30, 1998, PLUS (c) with respect to the issuance or sale of capital stock of the Borrower or the conversion of Indebtedness of the Borrower into equity of the Borrower, in each case occurring after the date hereof, 50% of the aggregate Net Issuance Proceeds received by the Borrower from such issuance or sale of capital stock plus 50% of the principal amount of any Indebtedness so converted if such issuance, sale or conversion occurs at a time when the Borrower shall have no S&P Rating and no Moody's Rating or at a time when the Borrower's S&P Rating or Moody's Rating is lower than BBB- and Baa3, respectively; such covenant to be calculated as of the end of each fiscal quarter.

     9.2 FUNDED DEBT TO EBITDA RATIO. The Borrower shall not permit, as of the end of any fiscal quarter, the ratio of (a) the aggregate principal amount of Funded Debt of the Borrower and its Subsidiaries to (b) EBITDA for the four consecutive fiscal quarters then ending, to exceed 3.0:1.

     9.3 EBITDA TO INTEREST EXPENSE RATIO. The Borrower shall not permit for any period consisting of four consecutive fiscal quarters then ending the ratio of EBITDA for such period to Interest Expense for such period to be less than 4.0:1.

                                   ARTICLE X

                                 EVENTS OF DEFAULT

     10.1 EVENT OF DEFAULT. Any of the following shall constitute an "EVENT OF DEFAULT":

          (a) NON-PAYMENT. The Borrower fails to make any payment of principal when due or to make, within 5 days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) REPRESENTATION OR WARRANTY. Any representation or warranty by the Borrower or any Subsidiary made herein or deemed remade, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made herein or deemed remade; or

          (c) SPECIFIC DEFAULTS. The Borrower fails to perform or observe any term, covenant or agreement contained in any of SECTION 7.1, 7.2, 7.3, 7.9 or
7.10 or in ARTICLE VIII or ARTICLE IX; or

          (d) OTHER DEFAULTS. The Borrower or any Subsidiary party thereto fails to perform or observe any other covenant or material term contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or
(ii) the date upon which written notice thereof is given to the Borrower by the Agent or any Lender; or

          (e)   CROSS-DEFAULT.  (i) The Borrower or any Subsidiary:

               (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or

               (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Borrower or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $10,000,000; or

          (f) INSOLVENCY; VOLUNTARY PROCEEDINGS. The Borrower or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;
(ii) voluntarily ceases to conduct its business in the ordinary course;
(iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a material part of the Borrower's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a material portion of its property or business; or

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $5,000,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

          (i) MONETARY JUDGMENTS. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 20 days after the entry thereof; or

          (j) NON-MONETARY JUDGMENTS. Any non-monetary non-interlocutory judgment, order or decree is entered against the Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k)   CHANGE OF CONTROL.  There occurs any Change of Control.

     10.2 REMEDIES. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Lenders,

          (a) declare the commitment of each Lender to make Committed Loans to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

PROVIDED, HOWEVER, that upon the occurrence of any event specified in CLAUSE (f) or (g) of SECTION 10.1 (in the case of CLAUSE (g)(i) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender. If any Event of Default occurs and within 45 days after the Required Lenders have not taken the action referred to in the preceding sentence, the Agent shall, at the request of Lenders which hold at least 66-2/3 percent in principal amount of the outstanding Bid Loans, declare the principal amount of all such Bid Loans immediately due and payable (together with accrued interest thereon and all other amounts payable by the Borrower hereunder with respect to such Bid Loans), whereupon the same shall become immediately due and payable.

     10.3 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                     ARTICLE XI

                                     THE AGENT

     11.1 APPOINTMENT AND AUTHORIZATION; "AGENT". Each Lender hereby irrevocably (subject to SECTION 11.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other
Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     11.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     11.3 LIABILITY OF AGENT. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

     11.4  RELIANCE BY AGENT.   The Agent shall be entitled to rely, and shall
be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

     For purposes of determining compliance with the conditions specified in
SECTION 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     11.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with ARTICLE X; PROVIDED, HOWEVER, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     11.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable Lender regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and its Subsidiaries hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

     11.7 INDEMNIFICATION OF AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses
(including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     11.8 AGENT IN INDIVIDUAL CAPACITY. Deutsche Bank AG, New York Branch and its Affiliates may make loans to accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though Deutsche Bank AG, New York Branch were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Deutsche Bank AG, New York Branch or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them.
With respect to its Loans, Deutsche Bank AG, New York Branch shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" include Deutsche Bank in its individual capacity.

     11.9 SUCCESSOR AGENT. The Agent may, and at the request of the Required Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE XI and SECTIONS 12.4 and 12.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

     11.10      WITHHOLDING TAX.

          (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent and Borrower, to deliver to the Agent and Borrower:

               (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

          Such Lender agrees to promptly notify the Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

          (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by CLAUSE
(a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this clause shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                                    ARTICLE XII

                                   MISCELLANEOUS

     12.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Agent, do any of the following:

          (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to SECTION 10.2);

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to CLAUSE (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder or change the definition of Required Lenders; or

          (e) amend this Section, or SECTION 2.14, or any provision herein providing for consent or other action by all Lenders;

and, PROVIDED FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

     12.2  NOTICES.

          (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified, in the case of the Borrower, on its signature page hereto, and in the case of the other parties hereto, on SCHEDULE 12.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices, in the case of the Borrower, on its signature page hereto, and in the case of the other parties hereto, on SCHEDULE 12.2; or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to ARTICLE II or XI to the Agent shall not be effective until actually received by the Agent.

          (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

     12.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     12.4  COSTS AND EXPENSES.  The Borrower shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Deutsche Bank (including in its capacity as Agent) within five Business Days after demand (subject to SECTION 5.1(e)) for all reasonable costs and expenses incurred by Deutsche Bank (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Deutsche Bank (including in its capacity as Agent) with respect thereto; and

          (b) pay or reimburse the Agent, the Arranger and each Lender within five Business Days after demand for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

          (c) pay or reimburse Deutsche Bank AG, New York Branch (including in its capacity as Agent) within five Business Days after demand (subject to
SECTION 5.1(e)) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by Deutsche Bank AG, New York Branch (including in its capacity as Agent) in connection with the matters referred to under CLAUSES (a) and (b) of this Section.

     12.5  BORROWER INDEMNIFICATION.

          (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, defend and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

          (b) SURVIVAL; DEFENSE. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this

Section shall be paid within 30 days after demand.

     12.6 PAYMENTS SET ASIDE. To the extent that the Borrower makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then
(a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and
(b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     12.7 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

     12.8  ASSIGNMENTS, PARTICIPATIONS, ETC.

          (a) Any Lender may, with the written consent of the Borrower (at all times other than during the existence of an Event of Default) and the Agent, which consent of the Borrower and the Agent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrower or the Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender or which is an existing Lender) (each an "ASSIGNEE") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000; PROVIDED, HOWEVER, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of EXHIBIT E ("ASSIGNMENT AND ACCEPTANCE") together with any Note or Notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500 (except with respect to assignments to Affiliates).

          (b) From and after the date that the Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with and to the extent required by SECTION 12.8(a)), the Borrower shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Lender has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender PRO TANTO.

          (d) Any Lender or Designated Bidder may at any time sell to one or more commercial Lenders or other Persons not Affiliates of the Borrower (a "PARTICIPANT") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender or Designated Bidder (the "originating Lender") hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the FIRST PROVISO to SECTION 12.1 and (v) no Participant shall, without the written consent of the Borrower (not to be unreasonably withheld or delayed) be a direct competitor (or an Affiliate thereof) of the Borrower. In the case of any such participation, the Participant shall be entitled to the benefit of SECTIONS 4.1, 4.3 and 12.5 as though it were also a Lender or Designated Bidder (as the case may be) hereunder, and, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender or Designated Bidder (as the case may be) under this Agreement.

          (e) Notwithstanding any other provision in this Agreement, any Lender or Designated Bidder may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     12.9 DESIGNATED BIDDERS. Any Lender may designate a Designated Bidder to have a right to offer and make Bid Loans pursuant to SECTION 2.6; PROVIDED, HOWEVER, that (i) no such Lender may make more than one such designation, (ii) each such Lender making any such designation shall retain the right to make Bid Loans, and (iii) the parties to each such designation shall execute and deliver to the Agent a Designation Agreement. Upon its receipt of an appropriately completed Designation Agreement executed by a designating Lender and a designee representing that it is a Designated
Bidder, the Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon such designation of such Designated Bidder shall become effective and shall become a party to this Agreement as a "Designated Bidder."

     12.10 CONFIDENTIALITY. Each Lender and Designated Bidder agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any Subsidiary, or by the Agent on the Borrower's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or Designated Bidder, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender or Designated Bidder; PROVIDED, HOWEVER, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender or Designated Bidder is subject or in connection with an examination of such Lender or Designated Bidder by any such authority; (B) after having given notice to the Borrower and a reasonable opportunity, in light of the circumstances (unless such notice or opportunity is prohibited by applicable law), for the Borrower to obtain a confidentiality agreement or protective order (substantially similar to the requirements herein), as applicable (I) pursuant to subpoena or other court process; (II) when required to do so in accordance with the provisions of any applicable Requirement of Law; (III) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or Designated Bidder or their respective Affiliates may be party; (C) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (D) to such Lender's or Designated Bidder's independent auditors and other professional advisors; (E) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (F) as to any Lender or Designated Bidder or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and (G) to its Affiliates.

     12.11 SET-OFF. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender and Designated Bidder is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Designated Bidder to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender or Designated Bidder, now or hereafter existing, irrespective of whether or not the Agent or such Lender or Designated Bidder shall have made demand under this Agreement or any Loan

Document and although such Obligations may be contingent or unmatured. Each Lender and Designated Bidder agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender or Designated Bidder; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application.

     12.12 NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. Each Lender and Designated Bidder shall notify the Agent in writing of any changes in the address to which notices to the Lender and Designated Bidder should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     12.13 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     12.14 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     12.15 NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Designated Bidders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     12.16  GOVERNING LAW AND JURISDICTION.

          (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE AGENT, THE LENDERS AND THE DESIGNATED BIDDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER, THE AGENT, THE LENDERS AND THE DESIGNATED BIDDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR

OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

     12.17 WAIVER OF JURY TRIAL. THE BORROWER, THE LENDERS, THE DESIGNATED BIDDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS, THE DESIGNATED BIDDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     12.18 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York by their proper and duly authorized officers as of the day and year first above written.


                              ADC TELECOMMUNICATIONS, INC.


                              By:  /s/ Robert E. Switz
                                  -----------------------------------

                              Title: Senior Vice President
                                     Chief Financial Officer
                                    ---------------------------------

                              Address for notice:

                              12501 Whitewater Drive
                              Minnetonka, MN  55343
                              Attn: General Counsel
                                  -----------------------------------
                              Telephone Number:  (612) 946-3042
                                                      ---------------
                              Facsimile Number:  (612) 946-3209
                                                      ---------------

                              DEUTSCHE BANK AG, NEW YORK BRANCH,
                              as Agent


                              By:  /s/ Ira Lubinsky
                                  -----------------------------------

                              Title: Vice President
                                    ---------------------------------


                              By:  /s/ Inken S. Finnamore
                                  -----------------------------------

                              Title: Assistant Vice President
                                    ---------------------------------


                              DEUTSCHE BANK AG, NEW YORK AND/OR
                              CAYMAN ISLANDS BRANCHES, as a Lender


                              By:  /s/ Andre Heitbaum
                                  -----------------------------------

                              Title: Asst. Vice President
                                    ---------------------------------


                              By:  /s/ Joel Makowsky
                                  -----------------------------------

                              Title: Vice President
                                    ---------------------------------

                              ABN AMRO BANK N.V.

                              By:  /s/ Peter L. Eaton
                                  -----------------------------------

                              Title: Vice President
                                    ---------------------------------


                              By:  /s/ John P. Richardson
                                  -----------------------------------

                              Title: Asst. Vice President
                                    ---------------------------------

                              FLEET NATIONAL BANK

                              By:  /s/ Frank H. Benesh
                                  -----------------------------------

                              Title: Vice President
                                    ---------------------------------

                              THE BANK OF TOKYO-MITSUBISHI LTD.,
                              CHICAGO BRANCH

                              By:  /s/ Jeffrey R. Arnold
                                  -----------------------------------

                              Title: Vice President and Manager
                                    ---------------------------------

                              THE FIRST NATIONAL BANK OF CHICAGO

                              By:  /s/ J. Garland Smith
                                  -----------------------------------

                              Title: Managing Director
                                    ---------------------------------

                              NORWEST BANK MINNESOTA,
                              NATIONAL ASSOCIATION.


                              By:  /s/ Molly S. Van Metre
                                  -----------------------------------

                              Title: Vice President
                                    ---------------------------------